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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005, accompanying the consolidated financial statements and Schedule II included in the Annual Report of The A Consulting Team, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of The A Consulting Team, Inc. and Subsidiaries on Form S-3 (Nos. 333-38330, effective June 1, 2000, 333-42744, effective August 1, 2000, 333-51084, effective December 1, 2000 and 333-116227, effective June 23,
2004) and on Form S-8 (No. 333-42145, effective December 12, 1997) as amended on June 24, 1998.

/s/ GRANT THORNTON LLP
New York, New York
March 24, 2006